NovaStar Closes on Wachovia Financing Facilities

KANSAS CITY, MO., April 26, 2007– NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced today that it has closed on previously announced financing facilities with Wachovia Investment Markets, LLC and Wachovia Capital Markets, LLC to provide up to $100 million in additional liquidity.

Proceeds from the additional financing will be used for general corporate purposes. The financing has a term of 364 days. It consists of a facility collateralized by existing residual securities, carrying an interest rate of one-month LIBOR plus 350 basis points, and a second facility collateralized by existing mortgage servicing rights, carrying an interest rate of one-month LIBOR plus 375 basis points. The financing is part of the Company’s efforts to enhance liquidity and flexibility in light of the current credit environment.

The facilities acknowledge that NovaStar must distribute at least 90 percent of its undistributed 2006 taxable income during 2007 to meet REIT tax law requirements, but place certain limitations on the timing and form of those dividends. For example, without the prior consent of Wachovia, NovaStar may only pay permitted dividends in the form of notes, bonds, debentures, or common or preferred stock, and not in cash, unless NovaStar’s liquidity following payment in cash would exceed $125 million. Further, any cash dividend will not be declared or paid more than 15 days before the date required by applicable tax law. As a REIT, NovaStar is required to declare dividends based on its 2006 taxable income before filing its 2006 tax return, which is due September 15, 2007 and such dividends are required to be paid by December 31, 2007.

“We’re pleased to complete the $100 million in additional financing with Wachovia.  This is an important step forward with one of the nation’s leading financial institutions,” said Scott Hartman, Chief Executive Officer of NovaStar.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, securitizes, sells and invests in nonconforming loans and mortgage-backed securities. The Company also services a large portfolio of residential nonconforming loans. NovaStar specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. Founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of independent mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management's beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate and maintain sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; our ability to sell loans we originate in the marketplace; impairments on our mortgage assets; increases in prepayment or default rates on our mortgage assets; increases in loan repurchase requests; inability of potential borrowers to meet our underwriting guidelines; changes in assumptions regarding estimated loan losses and fair value amounts; finalization of the amount and terms of any severance provided to terminated employees; finalization of the accounting impact of our previously announced reduction in workforce; events impacting the subprime mortgage industry in general, including events impacting our competitors and liquidity available to the industry; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to generate acceptable origination volume while maintaining an acceptable level of overhead; residential property values; our continued status as a REIT; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; our ability to adapt to and implement technological changes; compliance with new accounting pronouncements; our ability to successfully integrate acquired businesses or assets with our existing business; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006. Other factors not presently identified may also cause actual results to differ. Words such as "believe," "expect," "anticipate," "promise," "plan," and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

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